UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under Rule 14a-12

AEROFLEX INCORPORATED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:
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NEWS RELEASE

[Aeroflex Logo]

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Inquiries:

Leonard Borow

President and Chief Operating Officer

(516) 694-6700

AEROFLEX SETS SPECIAL MEETING DATE FOR

ADOPTION OF MERGER AGREEMENT WITH

GENERAL ATLANTIC AND FRANCISCO PARTNERS

PLAINVIEW, NEW YORK, April 12, 2007 – Aeroflex Incorporated (Nasdaq: ARXX) announced today that it will hold a special meeting of stockholders on Wednesday, May 30, 2007, at 10:00 a.m., local time, at the Garden City Hotel, Stewart Avenue, Garden City, New York 11530 for the purpose of considering the adoption of the merger agreement providing for the acquisition of Aeroflex by General Atlantic and Francisco Partners. Stockholders of record of Aeroflex as of the close of business on Monday, April 23, 2007, will be entitled to vote at the special meeting. Aeroflex currently expects that the definitive proxy statement will be mailed to Aeroflex’s stockholders on or about April 28, 2007.

On April 11, 2007, the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the proposed merger.

Aeroflex currently expects to complete the merger in the late spring or early summer of 2007, subject to the approval and adoption of the merger agreement by Aeroflex’s stockholders and the satisfaction of other closing conditions.

About Aeroflex

Aeroflex Incorporated (Nasdaq: ARXX) is a global provider of high technology solutions to the aerospace, defense, cellular and broadband communications markets. The Company’s diverse technologies allow it to design, develop, manufacture and market a broad range of test, measurement and microelectronic products. The Company’s common stock trades on the Nasdaq National Market System under the symbol ARXX and is included in the S&P SmallCap 600 index. Additional information concerning Aeroflex Incorporated can be found on the Company’s Web site: www.aeroflex.com.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in the Aeroflex’s filings with the SEC. Specifically, Aeroflex makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. In addition to the risks and uncertainties set forth in Aeroflex’s SEC reports or periodic reports, the proposed transaction mentioned in this release could be affected by, among other things, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Aeroflex and others related to the merger agreement; failure to obtain stockholder approval or any other failure to satisfy other conditions required to complete the merger, including required regulatory approvals; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the amount of the costs, fees, expenses and charges related to the merger and the execution of certain financings that will be obtained to consummate the merger; and the impact of the substantial indebtedness incurred to finance the consummation of the merger.

Additional Information and Where to Find It

In connection with the proposed merger, Aeroflex will file a definitive proxy statement with the SEC. The definitive proxy statement and a form of proxy will be mailed to the stockholders of Aeroflex. BEFORE MAKING ANY VOTING DECISION, AEROFLEX’s STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Aeroflex’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Aeroflex’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, Aeroflex Incorporated, 35 South Service Road, P.O. Box 6022, Plainview, New York 11803, telephone: (516) 694-6700, or from Aeroflex’s website, http://www.aeroflex.com.

Participants in the Solicitation

Aeroflex and its directors and officers may be deemed to be participants in the solicitation of proxies from Aeroflex’s stockholders with respect to the merger. Information about Aeroflex’s directors and executive officers and their ownership of Aeroflex’s common stock is set forth in the proxy statement for Aeroflex’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on October 5, 2006. Stockholders may obtain additional information regarding the interests of Aeroflex and its directors and executive officers in the merger, which may be different than those of Aeroflex’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.